As Filed with the Securities and Exchange Commission on October 14, 2022

Registration No. 333-262038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1

UNDER

THE SECURITIES ACT OF 1933

PETROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	85-1410058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas, Suite 249

New York, New York 10036

973-242-0005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fady Boctor

President and Chief Commercial Officer

Petros Pharmaceuticals, Inc.

1185 Avenue of the Americas, Suite 249

New York, New York 10036

973-242-0005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

(212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

On January 6, 2022, Petros Pharmaceuticals, Inc. (the “Company,” “we” or “us”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-262038) (the “Initial Registration Statement”). The Initial Registration Statement was declared effective by the SEC on January 14, 2022. The Company is filing this Post-Effective Amendment No. 1 to the Initial Registration Statement (this “Post-Effective Amendment No. 1”) solely to (i) incorporate by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which the Company filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, as well as quarterly reports on Form 10-Q filed by the Company with the SEC on May 16, 2022 and August 12, 2022 and current reports on Form 8-K and Form 8-K/A filed by the Company with the SEC on January 21, 2022, January 24, 2022, March 4, 2022, April 1, 2022, April 26, 2022, June 24, 2022, and July 28, 2022 (the “Incorporated Disclosures”) and (ii) include certain conforming disclosures, including a revised exhibit index in Part II, Item 16, including a consent of the Company’s independent registered public accounting firm, and a signature page. To the extent that information included in the Initial Registration Statement is updated by the Incorporated Disclosures, such information in the Initial Registration Statement is hereby modified or superseded and shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

No additional securities are being registered under this Post-Effective Amendment No. 1.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 14, 2022

PROSPECTUS

Petros Pharmaceuticals, Inc.

2,391,348 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 2,391,348 shares of our common stock, par value $0.0001 per share. These 2,391,348 shares of common stock consist of:

●	641,406 shares of common stock (the “PIPE Shares”) that were issued in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement, dated as of December 22, 2021, by and among us and the several purchasers named therein (the “Securities Purchase Agreement”);

●	1,639,942 shares of common stock (the “Investor Warrant Shares”) issuable upon the exercise of warrants (the “Investor Warrants”) that were issued in the Private Placement pursuant to the Securities Purchase Agreement; and

●	110,000 shares of common stock (the “Katalyst Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “Katalyst Warrants” and together with the Investor Warrants, the “Warrants”) that were issued to Katalyst Securities LLC (“Katalyst”) as compensation for financial advisory services in connection with the Private Placement.

The PIPE Shares and the Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the PIPE Shares and the Warrant Shares issuable upon the exercise of the Warrants to allow the selling stockholders named herein to, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

We are registering the offer and resale of the PIPE Shares and the Investor Warrant Shares pursuant to a provision in the Securities Purchase Agreement.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is listed on Nasdaq under the symbol “PTPI.” On October 13, 2022, the last reported sales price for our common stock was $0.4299 per share.

Investment in our common stock involves risk. See “Risk Factors” beginning on page 6 of this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 6 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety, together with the information incorporated by reference into this prospectus, before investing in our securities, including the information discussed under “Risk Factors” in this prospectus or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context indicates otherwise, “Petros,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Petros Pharmaceuticals, Inc. and its consolidated subsidiaries.

Overview

Petros is a pharmaceutical company focused on men’s health therapeutics, consisting of wholly owned subsidiaries, Metuchen Pharmaceuticals, LLC (“Metuchen”), Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). We are engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which we have licensed from Vivus, Inc. Petros also markets its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV. In addition to ED products, we have acquired an exclusive global license to develop and commercialize H100™, a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease.

Summary of Risk Factors

Our business and an investment in our company is subject to numerous risks, many of which are discussed in the section entitled “Risk Factors” set forth in this prospectus. Some of these risks include:

●	Petros has incurred significant losses, and may continue to experience losses in the future.

●	We expect to require additional capital in the future in order to develop our products, fund operations, and otherwise implement our business strategy. If we do not obtain any such additional financing, it may be difficult to effectively realize our long-term strategic goals and objectives.

●	We do not anticipate paying dividends on our common stock in the foreseeable future.

●	Petros is reliant on the continued support from its largest shareholder for adequate financing of Petros’ operations.

●	JCP III SM AIV, L.P. maintains the ability to significantly influence all matters submitted to Petros’ stockholders for approval.

●	Petros’ license agreement for Stendra® is a sublicense that is dependent on Vivus’ license agreement with a third party.

●	Petros relies on third-party contract manufacturers to produce commercial quantities of its products.

●	Petros relies on third parties for the supply of the raw materials necessary to develop and manufacture its products.

●	Changes in product or product candidate manufacturing or formulation may result in additional costs or delay.

●	We have terminated our contract with a major supplier, and if we are unable to enter into a contract with a new supplier in a timely manner it could have an adverse effect on our business and results of operations.

●	Petros is dependent on a single distributor for Stendra®.

●	Petros is substantially dependent on a limited number of commercial products. Any difficulties or delays in product manufacturing, regulatory compliance, sales or marketing could affect Petros’ future results.

●	Petros recorded revenues of approximately $6.2 million from sales of Stendra® in the first nine months of 2021, which accounted for 71.8% of Petros’ total revenues in that period.

●	We depend on a limited number of customers for a significant portion of our sales and the loss of, or a significant shortfall in demand from, these customers could have a material adverse effect on our financial condition and operating results.

●	Regulatory approval is limited by the FDA to those specific indications and conditions for which approval has been granted. Petros may be subject to fines, penalties, injunctions, or other enforcement actions if regulatory authorities determine that it is promoting any products for unapproved or “off-label” uses, resulting in reputational and business damage.

●	Products may face competition from generic drug products and other similar drug products.

●	Petros’ approved drug products are subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, drug products could be subject to labeling and other restrictions and market withdrawal, and Petros may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated product problems.

●	Petros’ medical devices are subject to stringent regulatory oversight and any adverse regulatory action may adversely affect our financial condition and business operations.

●	If Petros is unable to advance its product candidates, including H100™, in clinical development, obtain regulatory approval and ultimately commercialize its product candidates, or experience significant delays in doing so, its business may be materially harmed.

●	Petros has concluded that there are material weaknesses in its internal control over financial reporting, which, if not remediated, could materially adversely affect its ability to timely and accurately report its results of operations and financial condition. The accuracy of Petros’ financial reporting depends on the effectiveness of its internal controls over financial reporting.

●	Petros’ consolidated balance sheet contains significant amounts of intangible assets.

●	The impact of the ongoing COVID-19 pandemic on Petros’ operations, and the operations of its partners, suppliers and logistics providers, could significantly disrupt its operations and may materially and adversely affect its business and financial conditions.

Before making an investment in our common stock, you should review the discussion of risks relating to our business set forth in the section titled “Risk Factors” in this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted in April 2012. An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

Petros Pharmaceuticals, Inc. is a Delaware corporation with its principal business office at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. Our telephone number is 973-242-0005 and our website can be found at www.petrospharma.com. Through our website, we will make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission, or SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus.

THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 2,391,348 shares of our common stock, which are comprised of (i) 641,406 PIPE Shares, (ii) 1,639,942 shares of common stock issuable upon the exercise of the Investor Warrants, and (iii) 110,000 shares of common stock issuable upon the exercise of the Katalyst Warrants.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 8 of this prospectus for additional information.

Registration Rights	Under the terms of the Securities Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale of the PIPE Shares and the Investor Warrant Shares by the selling stockholders party to the Securities Purchase Agreement.

Plan of Distribution	The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 17 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “PTPI.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. Before deciding to invest in our common stock, you should consider carefully the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which is incorporated herein by reference, and in any supplement to this prospectus. The risks and uncertainties described therein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included in this prospectus and the documents incorporated herein by reference, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus and the documents incorporated herein by reference or any prospectus supplement under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere.

Consequently, all of the forward-looking statements made in this prospectus and the documents incorporated herein by reference are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,391,348 shares of our common stock, which are comprised of (i) 641,406 PIPE Shares, (ii) 1,639,942 shares of common stock issuable upon the exercise of the Investor Warrants, and (iii) 110,000 shares of common stock issuable upon the exercise of the Katalyst Warrants.

The Registered Direct Offering and the Concurrent Private Placement

On December 22, 2021, we entered into the Securities Purchase Agreement with certain accredited and institutional investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, we agreed to sell in a registered direct offering (the “Registered Direct Offering”) 1,545,183 shares of our common stock to certain of the Purchasers at an offering price of $3.43 per share and associated Investor Warrant. Pursuant to the Securities Purchase Agreement, in the concurrent Private Placement, the Company also sold to the Purchasers (i) 641,406 PIPE Shares at an offering price of $3.43 per share and associated Investor Warrant, and (ii) Investor Warrants to purchase up to an aggregate of 1,639,942 shares of common stock at an exercise price of $3.50 per share. The Investor Warrants became exercisable immediately upon the closing of the Private Placement on December 27, 2021 and will expire five years following that date.

Subject to limited exceptions, a holder of Warrants other than JCP III SM AIV, LP will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

In addition, under the Securities Purchase Agreement, we agreed to prepare and file with the SEC a registration statement relating to the resale of the shares of common stock underlying the Warrants on or before the 15th calendar day following the date of the Securities Purchase Agreement. The Warrants may not be assigned or transferred without the Company’s prior written consent.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Katalyst provided financial advisory services to us in connection with the Registered Direct Offering and the Private Placement, pursuant to an Advisory Consulting Agreement, dated as of December 21, 2021, between us and Katalyst (the “Katalyst Agreement”). Pursuant to the Katalyst Agreement, we paid Katalyst an advisory fee and legal expenses totaling $560,000. In addition, we issued to Katalyst or its representatives or designees the Katalyst Warrants to purchase an aggregate of 110,000 shares of our common stock at an exercise price of $3.50 per share. The Katalyst Warrants became exercisable immediately upon the closing of the Registered Direct Offering and the Private Placement on December 27, 2021 and will expire five years following that date.

Relationships with the Selling Stockholders

Except as described below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

John Shulman, the sole director of Juggernaut Partners III GP, Ltd., which is the sole general partner of Juggernaut Partners III GP, L.P., which is the sole general partner of JCP III SM AIV, LP, is a director of the Company. For more information about the Company’s relationship with JCP III SM AIV, LP and its affiliates, see the section below titled “Certain Relationships and Related Transactions-Relationship with Juggernaut Partners III GP, L.P.”

Within the past three years, Katalyst has provided us and Metuchen with financial advisory services, for which it received cash and warrant compensation.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “-The Registered Direct Offering and the Concurrent Private Placement” above. We are registering the shares of common stock underlying the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by each of the selling stockholders as of January 5, 2022. The second column lists the number of shares of common stock owned by each selling stockholder, based on its ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of January 5, 2022, assuming exercise of the securities exercisable into shares of common stock held by the selling stockholders on that date, if applicable, without regard to any limitations on conversions or exercises.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the PIPE Shares, (ii) the maximum number of Investor Warrant Shares, and (iii) the maximum number of Katalyst Warrant Shares. The table below assumes that the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission, subject to adjustment as provided in the Securities Purchase Agreement, without regard to any limitations on the conversion or exercise of the Warrants. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, assuming exercise of the securities exercisable into shares of common stock held by the selling stockholders on that date, if applicable, without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, subject to limited exceptions, a holder of Warrants other than JCP III SM AIV, LP will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%, excluding for purposes of such determination shares of common stock issuable upon the exercise of such Warrants which have not been exercised. As noted above, the number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

The percentages in the following table reflect the shares of common stock beneficially owned by the selling stockholder as a percentage of the total number of shares of common stock outstanding as of January 5, 2022, assuming that all of the Warrants have been exercised. As of January 5, 2022, 20,684,723 shares of common stock were outstanding, before giving effect to the exercise of the Warrants.

	Number	Maximum
	of shares	number of	Number
	of	shares of	of shares	Percentage
	common	common	of	of
	stock	stock to be	common	common
	owned	sold	stock	stock
	prior to	pursuant	owned	owned
Name of Selling	Offering	to this	after	after
Stockholder	(1)	Prospectus	offering	offering
Scot Cohen (2)	1,146,235	475,529	670,706	2.94%
Max Greenbaum (3)	8,000	7,943	57	*
Intracoastal Capital LLC (4)	1,561,666	533,223	1,028,443	4.38%
Iroquois Capital Investment Group, LLC (5)	485,083	181,296	303,787	1.34%
Iroquois Master Fund Ltd. (6)	936,356	423,023	513,333	2.24%
JCP III SM AIV, LP (7)	7,874,680	255,102	7,619,578	31.10%
Andrea Noble (8)	24,821	24,821	-	*
Quick Capital, LLC (9)	99,938	35,548	64,390	*
Stephen A. Renaud (10)	135,384	35,548	99,836	*
Shay Capital LLC (11)	332,390	238,383	94,007	*
Michael A. Silverman (12)	587,223	159,643	427,580	1.87%
Alan Smith (13)	22,522	21,289	1,233	* %

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Shares of common stock to be sold pursuant to this prospectus represent (i) 116,318 PIPE Shares and (ii) 359,211 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 302,000 shares of common stock and (2) 368,706 shares underlying warrants held by Mr. Cohen that are currently exercisable or exercisable within 60 days of January 5, 2022.

(3)

Shares of common stock to be sold pursuant to this prospectus represent (i) 1,943 PIPE Shares and (ii) 6,000 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of 57 shares of common stock.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the securities reported herein that are held by Intracoastal.

(4)

Shares of common stock to be sold pursuant to this prospectus represent (i) 130,430 PIPE Shares and (ii) 402,793 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 3,970 shares of common stock and (2) 1,024,473 shares underlying warrants held by Intracoastal that are currently exercisable or exercisable within 60 days of January 5, 2022.

Richard Abbe has the sole authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC (“ICIG”) as its managing member and shares authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Iroquois Master Fund”) with Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the securities reported herein (subject to the beneficial ownership blockers) held by Iroquois Master Fund and ICIG.

(5)

Shares of common stock to be sold pursuant to this prospectus represent (i) 44,346 PIPE Shares and (ii) 136,950 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 3,000 shares of common stock and (2) 300,787 shares underlying warrants held by ICIG that are currently exercisable or exercisable within 60 days of January 5, 2022.

Richard Abbe has the sole authority and responsibility for the investments made on behalf of ICIG as its managing member and shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the securities reported herein (subject to the beneficial ownership blockers) held by Iroquois Master Fund and ICIG.

(6)

Shares of common stock to be sold pursuant to this prospectus represent (i) 103,474 PIPE Shares and (ii) 319,549 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 7,000 shares of common stock and (2) 506,333 shares underlying warrants held by Iroquois Master Fund that are currently exercisable or exercisable within 60 days of January 5, 2022.

The shares of common stock are directly held by JCP III SM AIV, L.P. (“JCP III AIV”) and METP Holdings, LLC (“METP”). The shares of common stock directly held by JCP III AIV and METP are also indirectly beneficially owned by: Juggernaut Partners III GP, L.P. (“JCP III GP”), the sole general partner of JCP III AIV and METP; Juggernaut Partners III GP, Ltd. (“JCP III GP Ltd”), the sole general partner of JCP III GP; and John Shulman, the sole director of JCP III GP Ltd (JCP III GP, JCP III GP Ltd and Mr. Shulman, together the “Indirect JCP Reporting Persons”).

(7)

Shares of common stock to be sold pursuant to this prospectus represent (i) 145,773 PIPE Shares and (ii) 109,329 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) an aggregate of 5,557,771 shares of common stock held by the Indirect JCP Reporting Persons, (2) 25,000 shares underlying stock options held by Mr. Shulman that are currently exercisable or exercisable within 60 days of January 5, 2022, and (3) an aggregate of 2,036,807 shares underlying stock options held by the other Indirect JCP Reporting Persons that are currently exercisable or exercisable within 60 days of January 5, 2022.

(8)	Shares of common stock to be sold pursuant to this prospectus represent (i) 6,071 PIPE Shares and (ii) 18,750 shares of common stock issuable upon the exercise of the Investor Warrants. Eilon Natan has voting and dispositive powers over the shares held by Quick Capital, LLC.

(9)

Shares of common stock to be sold pursuant to this prospectus represent (i) 8,695 PIPE Shares and (ii) 26,853 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 44,390 shares of common stock and (2) 20,000 shares underlying warrants held by Quick Capital, LLC that are currently exercisable or exercisable within 60 days of January 5, 2022.

(10)	Shares of common stock to be sold pursuant to this prospectus represent (i) 8,695 PIPE Shares and (ii) 26,853 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 78,000 shares of common stock and (2) 21,836 shares underlying warrants held by Mr. Renaud that are currently exercisable or exercisable within 60 days of January 5, 2022. Sam Ginzburg and Michael Murray are the managing members of Shay Capital LLC and may be deemed to have investment discretion and voting power over the shares held by Shay Capital LLC in such capacity.

(11)

Shares of common stock to be sold pursuant to this prospectus represent (i) 58,310 PIPE Shares and (ii) 180,073 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of 94,007 shares underlying warrants held by Shay Capital LLC that are currently exercisable or exercisable within 60 days of January 5, 2022.

(12)	Shares of common stock to be sold pursuant to this prospectus represent (i) 12,143 PIPE Shares, (ii) 37,500 shares of common stock issuable upon the exercise of the Investor Warrants, and (iii) 110,000 shares of common stock issuable upon the exercise of the Katalyst Warrants. Other shares of common stock beneficially owned prior to this offering consist of (1) 37,857 shares of common stock and (2) 389,723 shares underlying warrants held by Mr. Silverman that are currently exercisable or exercisable within 60 days of January 5, 2022.

(13)	Shares of common stock to be sold pursuant to this prospectus represent (i) 5,208 PIPE Shares and (ii) 16,081 shares of common stock issuable upon the exercise of the Investor Warrants. Other shares of common stock beneficially owned prior to this offering consist of 1,233 shares of common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and provisions of our amended and restated certificate of incorporation (the “Articles of Incorporation”), and amended and restated by-laws (the “By-laws”) are summaries and are qualified by reference to the Articles of Incorporation and the By-laws that are on file with the SEC.

Authorized Capital Stock

We have authorized 200,000,000 shares of capital stock, of which 150,000,000 are shares of common stock and 50,000,000 are shares of “blank check” preferred stock. On January 5, 2022, there were 20,684,723 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

As of January 5, 2022, we had 190 holders of record of our shares of common stock.

Common Stock

The holders of our common stock are entitled to receive ratably the dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as our Board of Directors (the “Board”) from time to time may determine, subject to preferences that may be applicable to any then outstanding preferred stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. There are no redemption or sinking fund provisions applicable to our common stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liabilities, accrued dividends and liquidation preferences, if any. All outstanding shares are, when sold, validly issued, fully paid, and nonassessable.

Preferred Stock

The Board is authorized to issue 50,000,000 shares of preferred stock without further action by the holders of our common stock. The shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof.

The issuance of preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Registration Rights

On December 1, 2020, Petros entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with JCP III SM AIV, L.P. and its affiliates who hold Petros capital stock (the “Juggernaut Holders”). Under the Registration Rights Agreement, the Juggernaut Holders have the demand registration rights and piggyback registration rights described below, in either case, registering the resale of their shares of Petros Common Stock. These registration rights are subject to conditions and limitations.

Demand Registration Rights. Petros is obligated to file a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the shares of Petros capital stock held by the Juggernaut Holders and to use commercially reasonable efforts to have such shelf registration statement declared effective. Following the nine month anniversary of the date of the Registration Rights Agreement, Juggernaut Holders of at least $10.0 million worth of Petros’ registrable securities shall have the right to sell all or part of their registrable shares of Petros capital stock by delivering a written request to Petros for an underwritten offering. In the event a shelf registration statement has been declared effective and is unavailable, Juggernaut Holders of at least $10.0 million worth of Petros’s registrable securities shall have the right to require Petros to effect a long-form registration statement. In no event will the Registration Rights Agreement require Petros file more than two long-form registration statements or require Petros to cause a long-form registration statement to be declared effective within a period of 90 days after the effective date of any other registration statement, other than a Form S-4 or Form S-8 or comparable form.

Piggyback Registration Rights. If Petros proposes to file a registration statement under the Securities Act for the purposes of registering Petros securities, other than a registration statement on Form S-4 or Form S-8 or any similar successor forms thereto, the Juggernaut Holders are entitled to receive notice of such registration and to request that Petros includes their registrable securities for resale in the registration statement.

Expenses of Registration. Petros will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration. The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which Petros is obligated to indemnify the selling Juggernaut Holders, in the event of misstatements or omissions in the registration statement attributable to Petros except in the event of fraud, and the selling Juggernaut Holders are obligated to indemnify Petros for misstatements or omissions attributable to them.

Expiration of Registration Right. The registration rights will terminate five years from the date of the Registration Rights Agreement.

Anti-Takeover Effects of Delaware Law and Specified Articles of Incorporation and By-laws Provisions

Preferred Stock. The existence of authorized but unissued shares of preferred stock may enable the Board to render more difficult or to discourage an attempt to gain control of Petros by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of us or stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Articles of Incorporation grant the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of Petros.

Stockholder Action; Special Meeting of Stockholders. Our Articles of Incorporation and By-laws provide that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our Articles of Incorporation and By-laws further provide that special meetings of our stockholders may be called only by a majority of the Board or by our chief executive officer or, if the office of chief executive officer is vacant, our president. In no event may our stockholders call a special meeting of stockholders.

Business Combinations. Our Articles of Incorporation provide that the provisions of Section 203 of the Delaware General Corporation Law, which relate to business combinations with interested stockholders, do not apply to us. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that such person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which such person became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Exclusive Forum Charter Provision. Our Articles of Incorporation and By-laws require that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring for the following:

i)	any derivative action or proceeding brought on behalf of the Company;

ii)	any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;

iii)	any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, the Articles of Incorporation or the By-laws; or

iv)	any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine;

except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and acknowledge that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Directors’ Liability. Our Articles of Incorporation limit the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty. However, these provisions do not eliminate or limit the liability of any of our directors:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

●	for any transaction from which the director derived an improper personal benefit.

PLAN OF DISTRIBUTION

Each selling stockholder of securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Haynes and Boone, LLP, New York, New York.

EXPERTS

The balance sheets of Petros Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity/members’ capital, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www. Petrospharma.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement is also available on our website, www.petrospharma.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022, and the quarter ended June 30, 2022, filed with the SEC on August 12, 2022;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 21, 2022, January 24, 2022, March 4, 2022, April 1, 2022, April 26, 2022, June 24, 2022, and July 28, 2022; and

●	the description of our common stock contained in Exhibit 4.4 to this registration statement, including any amendments thereto or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Petros Pharmaceuticals, Inc.

Attn: Vice President of Accounting

1185 Avenue of the Americas, Suite 249

New York, New York 10036

973-242-0005

You may also access the documents incorporated by reference in this prospectus through our website at www. petrospharma.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

2,391,348 Shares

COMMON STOCK

PROSPECTUS

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the Securities and Exchange Commission registration fee, all the amounts shown are estimates.

Securities and Exchange Commission Registration Fee	$617
Printing and engraving costs	$10,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$12,000
Miscellaneous Fees and Expenses	$3,000
Total	$50,617

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article NINTH of our Articles of Incorporation provides that no director shall be personally liable to the Company or its stockholders for any monetary damages for any breach of fiduciary duty as a director.

Article TENTH of our Articles of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. The Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

Article X Section 1 of our By-laws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Article X Section 2 of our By-laws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of all securities that we have sold without registration under the Securities Act since our incorporation, which was less than three years ago.

CorProminence Consulting Agreement

Effective January 1, 2021, the Company entered into a Marketing and Consulting Agreement (the “Agreement”) with CorProminence, LLC (the “Consultant”) for certain shareholder information and relation services. The term of the Agreement is for one year with automatic consecutive one-year renewal terms. As consideration for the shareholder information and relation services, the Company will pay the Consultant a monthly retainer of $7,500 and issued 30,000 restricted shares of the Company’s common stock to the Consultant on March 24, 2021 (the “Grant Date”). The restricted shares vested immediately on the Grant Date.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act. This issuance was not a “public offering” because no more than 35 non-accredited investors received securities of the Company, the Company did not engage in general solicitations or advertisings with regard to the issuance of shares of common stock of the Company and the Company did not make a public offering in connection with the issuance or sale of shares of common stock of the Company.

King Consulting Agreement

Effective April 1, 2021, the Company entered into a Consulting and Advisory Agreement (the “King Agreement”) with Tania King, an employee of Juggernaut Capital Partners LLP, for certain services. The term of the King Agreement is indefinite but may be terminated by either party, with or without cause. As consideration for the consulting and advisory services, the Company will pay Ms. King a monthly fee of $4,000, an additional $12,000 payment included with the first monthly fee for services provided since January 1, 2021 and issue restricted stock units for shares of the Company’s common stock (“RSU’s”) with a cash value of $72,000 as of the date of the grant (the “King Grant Date”). The RSU’s shall vest and settle in full on the one-year anniversary of the King Grant Date.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act. This issuance was not a “public offering” because no more than 35 non-accredited investors received securities of the Company, the Company did not engage in general solicitations or advertisings with regard to the issuance of shares of common stock of the Company and the Company did not make a public offering in connection with the issuances or sale of shares of common stock of the Company.

IRTH Consulting Agreement

Effective June 4, 2021, the Company entered into a Service Agreement (the “IRTH Agreement”) with IRTH Communications, LLC (the “Consultant”) for certain investor relations services. The term of the IRTH Agreement is for one year with an optional one-year renewal term. As consideration for the services, the Company will pay the Consultant a fixed fee of $6,750 per month for the term of the IRTH Agreement and issued 28,338 RSU’s with a value of $90,002 as of the date of the grant (the “IRTH Grand Date”). The restricted shares vest immediately on the IRTH Grant Date.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act. This issuance was not a “public offering” because no more than 35 non-accredited investors received securities of the Company, the Company did not engage in general solicitations or advertisings with regard to the issuance of shares of common stock of the Company and the Company did not make a public offering in connection with the issuances or sale of shares of common stock of the Company.

Equity Plan-Related Issuances

Since our incorporation, we granted our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 615,669 shares of our common stock under our 2020 Omnibus Incentive Compensation plan (the “2020 Plan”) at an average exercise price of $3.37 per share as well as 116,383 restricted stock units.

Since our incorporation, we granted our employees, consultants and other service providers restricted stock units under our 2020 plan with a cash value of $382,894.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.

October 2021 Registered Direct Offering and Private Placement

On October 13, 2021, we entered into the October SPA with certain accredited and institutional investors, pursuant to which we sold 3,323,616 shares of our common stock in a registered direct offering (the “October RD”) at an offering price of $1.715 per share and associated October Warrant (as defined below). Also pursuant to the October SPA, in a concurrent private placement (together with the October RD, the “October Offering”), the Company sold to the purchasers warrants to purchase up to an aggregate of 3,323,616 shares of common stock at an exercise price of $1.715 per share (the “October Warrants”). The October Warrants became exercisable immediately upon the closing of the October Offering on October 18, 2021 and will expire five years following that date. In connection with the October Offering, the Company issued warrants to purchase 130,000 shares of common stock to Katalyst as compensation for financial advisory services. The Company received net proceeds from the October Offering, after deducting fees and other offering expenses payable by the Company, of approximately $5.4 million.

The October Warrants and the warrants issued to Katalyst in connection with the October Offering were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act).

November 2021 Registered Direct Offering and Private Placement

On November 29, 2021, we entered into the November SPA with certain accredited and institutional investors, pursuant to which we sold 2,153,333 shares of our common stock in a registered direct offering (the “November RD) at an offering price of $3.00 per share and associated November Warrant. (as defined herein) Also pursuant to the November SPA, in a concurrent private placement (together with the November RD, the “November Offering”), the Company sold to the purchasers (i) 1,180,000 unregistered shares of the Company’s common stock (the “November PIPE Shares) and (ii) the warrants to purchase up to an aggregate of 2,500,000 shares of common stock at an exercise price of $3.50 per share (the “November Warrants”). The November Warrants became exercisable immediately upon the closing of the November Offering on December 2, 2021 and will expire five years following that date. In connection with the November Offering, the Company issued warrants to purchase 150,000 shares of common stock to Katalyst as compensation for financial advisory services. The Company received net proceeds from the November Offering, after deducting fees and other offering expenses payable by the Company, of approximately $9.3 million.

The November PIPE Shares, the November Warrants, and the warrants issued to Katalyst in connection with the November Offering were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act).

December 2021 Registered Direct Offering and Private Placement

On December 22, 2021, we entered into the Securities Purchase Agreement with certain accredited and institutional investors, pursuant to which we sold 1,545,183 shares of our common stock in the Registered Direct Offering at an offering price of $3.43 per share and associated Investor Warrant. Also pursuant to the Securities Purchase Agreement, in the concurrent Private Placement, the Company sold to the Purchasers (i) 641,406 PIPE Shares and (ii) the Investor Warrants to purchase up to an aggregate of 1,639,942 shares of common stock at an exercise price of $3.50 per share. The Investor Warrants became exercisable immediately upon the closing of the Private Placement on December 27, 2021 and will expire five years following that date. In connection with the Registered Direct Offering and the Private Placement, the Company issued the Katalyst Warrants to purchase 110,000 shares of common stock to Katalyst as compensation for financial advisory services. The Company received net proceeds from the Registered Direct Offering and the Private Placement, after deducting fees and other offering expenses payable by the Company, of approximately $6.9 million.

The PIPE Shares, the Investor Warrants, and the Katalyst Warrants from the December 2021 offerings were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act).

Item 16. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

EXHIBIT INDEX

Exhibit No.	Description
2.1∞	Agreement and Plan of Merger and Reorganization, dated as of May 17, 2020, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
2.2	First Amendment to Agreement and Plan of Merger, dated as of July 23, 2020, by and between Petros Pharmaceuticals, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc., Neurotrope, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
2.3	Second Amendment to Agreement and Plan of Merger, dated as of September 30, 2020, by and between Petros Pharmaceuticals, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc., Neurotrope, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020).
3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 2, 2020).
4.1	Specimen Stock Certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
4.2	Form of Senior Indenture (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on January 29, 2021).
4.3	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed on January 29, 2021).
4.4	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022).
4.5	Registration Rights Agreement, dated as of December 1, 2020, by and among Petros Pharmaceuticals, Inc. and JCP III SM AIV, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2020).
4.6	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2021).
4.7	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2021).
4.8	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2021).

5.1*	Opinion of Haynes and Boone, LLP (including consent) (filed previously as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed January 6, 2022).
10.1∞	Loan and Security Agreement, dated as of September 30, 2016, by and between the Company, the lenders a party thereto from time to time, and Hercules Capital, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).
10.2	First Amendment to Loan and Security Agreement, dated as of November 22, 2017, by and between the Company, the lenders a party thereto from time to time, and Hercules Capital, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).
10.3	Second Amendment to Loan and Security Agreement, dated as of April 13, 2020, by and between the Company, Pos-T-Vac, LLC, Timm Medical Technologies, LLC, the lenders a party thereto from time to time, and Hercules Capital, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).
10.4	Third Amendment to Loan and Security Agreement, dated as of September 30, 2020, by and between the Company, Pos-T-Vac, LLC, Timm Medical Technologies, LLC, the lenders a party thereto from time to time, and Hercules Capital, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).
10.5	Registration Rights Agreement, dated as of December 1, 2020, by and among Petros Pharmaceuticals, Inc. and JCP III SM AIV, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020).
10.6+	License and Commercialization Agreement by and between VIVUS, Inc. and Metuchen Pharmaceuticals LLC, dated September 30, 2016 (incorporated by reference to Exhibit 10.3 the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
10.7+	Commercial Supply Agreement by and between VIVUS, Inc. and Metuchen Pharmaceuticals LLC, dated September 30, 2016 (incorporated by reference to Exhibit 10.4 the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
10.8+	Logistics Services Agreement by and between McKesson Specialty Care Distribution Corporation and Metuchen Pharmaceuticals LLC, dated November 28, 2018 (incorporated by reference to Exhibit 10.5 the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
10.9∞	License Agreement, dated as of March 14, 2020, by and between the Company and Hybrid Medical LLC (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).

10.10	Letter Agreement, dated as of September 24, 2020, by and between the Company and Hybrid Medical LLC (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021).
10.11†	Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan, as amended (incorporated by reference to Appendix B the Company’s definitive proxy statement on Schedule 14A filed with the SEC on November 22, 2021).
10.12†	Bonus Agreement, entered into as of December 11, 2020, by and between Petros Pharmaceuticals, Inc. and Fady Boctor (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 15, 2020).
10.13†∞	Separation Agreement, entered into as of December 24, 2020, by and between the Company and Keith Lavan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 31, 2020).
10.14†∞	Employment Offer Letter, entered into as of February 19, 2021, by and between Petros Pharmaceuticals, Inc. and Fady Boctor Form of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with February 25, 2021).
10.15†∞	Form of Petros Pharmaceuticals, Inc. Nonqualified Stock Option Grant Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on February 25, 2021).
10.16	Letter Agreement, dated as of March 31, 2021, by and between Metuchen Pharmaceuticals, LLC and Hybrid Medical LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 6, 2021).
10.17	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2021).
10.18	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2021).
10.19†	Second Amendment to the Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2021).
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2021).
10.21+∞	Settlement Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filed on May 16, 2022).
10.22+	Promissory Note, dated January 18, 2022, by Metuchen Pharmaceuticals LLC in favor or VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q filed on May 16, 2022).

10.23	Security Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on January 21, 2022).
10.24+	Amendment No. 1 to License and Commercialization Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.4 of the Company’s Form 10-Q filed on May 16, 2022).
10.25	Technology Transfer Service Agreement, dated January 20, 2022, between Patheon Pharmaceuticals Inc., part of Thermo Fisher Scientific, and Metuchen Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Form 10-Q filed on May 16, 2022).
10.26†	Severance and General Release Agreement, dated March 1, 2022, between Andrew Gesek and Petros Pharmaceuticals, Inc., its affiliates, subsidiaries and successor entities (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on March 4, 2022).
21	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022).
23.1**	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed January 6, 2022).
24.1*	Power of Attorney (contained in the signature page to the Company’s Registration Statement on Form S-1, filed January 6, 2022).
107**	Filing Fee Table.

*	Filed previously as an exhibit to the Company’s Registration Statement on Form S-1, filed January 6, 2022

**	Filed herewith

∞	Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or exhibit as a supplement to the SEC or its staff upon request.

+	Certain provisions and terms of exhibits have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant will furnish a copy of any omitted provision and/or terms of exhibits to the SEC or its staff upon request.

†	Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2022.

Petros Pharmaceuticals, Inc.

By:	/s/ Fady Boctor
Name:	Fady Boctor
Title:	President and Chief Commercial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Fady Boctor	President and Chief Commercial Officer (principal executive officer)	October 14, 2022
Fady Boctor

/s/ Mitchell Arnold	Vice President of Finance (principal financial and accounting officer)	October 14, 2022
Mitchell Arnold

*	Executive Chairman of the Board of Directors	October 14, 2022
John D. Shulman

*	Director	October 14, 2022
Joshua N. Silverman

*	Director	October 14, 2022
Bruce T. Bernstein

*	Director	October 14, 2022
Greg Bradley

*	Director	October 14, 2022
Wayne R. Walker

* By:	/s/ Fady Boctor
Fady Boctor
As Attorney-in-Fact